China Water Group, Inc.
Unaudited Pro Forma Combined Financial Statements
As of December 31, 2007

On December 31, 2007, China Water Group, Inc. (the “Company”) entered into an Equity Assignment Contract (the “EAC”) with Fortune Luck Global International Limited (“Fortune Luck”) wherein it agreed to acquire a 90% interest in Guangzhou Xinchen Water Co, Ltd (“GXWC”) from Fortune Luck.  GXWC owned 100% of Aba Xinchen Dagu Glacier Spring Co., Ltd (“Dagu Glacier”).  By reason of the acquisition, which closed on January 23, 2008, the Company became an indirect 90% owner of Dagu Glacier.

Dagu Glacier holds a 50 year license commencing on January 22, 2006 and  expiring in 2056 to process bottled water from the Dagu Glacier located in  Sichuan Province.  At the time of the acquisition, Dagu Glacier had acquired certain assets related to bottled water processing but its business was not operational.  The Company has treated the EAC as an assets acquisition as Dagu Glacier did not have meaningful operations prior to the date of the EAC.  The consummation of the EAC was subject to the approval of various government agencies which approvals have been obtained.

The purchase price to the Company under the EAC was $13.45 million, consisting of $7.5 million in cash and $5.95 million in stock which the EAC stated was to be valued at $0.20 per share.  The valuation of the Company’s common stock to be issued under the EAC was negotiated between the parties with reference to contemporaneous prices of the Company’s common stock on the pink sheets. As of November 20,2009  the Company had paid the $7.5 million cash portion of the purchase price through application of its available cash resources.   In January 2010, the Company initiated steps for the issuance of 29,750,000 shares of its common stock to Fortune Luck, valued at $0.20 per share, as provided in the EAC, without any penalty related to the delay in the time of the delivery.  In January 2010 the market price of the Company’s common stock was approximately $0.07.

The purpose of the EAC was to enable the Company to enter a new line of business as a producer and marketer of bottled water and to leave the business of building, operating and selling waste water treatment plants.

The unaudited pro forma financial statements of China Water Group, Inc. (the “Company”) have been prepared to indicate how the financial statements of the Company might have looked if the acquisition of Aba Xinchen Dagu Glacier Spring Co., Ltd. (“Aba”) had occurred as of the beginning of the period presented.  In the opinion of the Company's management, all significant adjustments necessary to reflect the effect of the acquisition that can be factually supported within the SEC regulations covering the presentation of pro forma financial statements have been made.

The pro forma condensed financial statements have been prepared using the historical financial statements of the Company and Aba for the year ended December 31, 2007.

The pro forma condensed financial statements should be read in conjunction with a reading of the historical financial statements of the Company and Aba. The pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of actual financial condition or results of operations had the acquisition been in effect during the periods presented, or of financial condition or results of operations that may be reported in the future.

China Water Group, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2007

	Historical		Pro Forma
	China Water	Aba	Adjustments	Notes	Combined

ASSETS

CURRENT ASSETS
Cash & cash equivalents	341,575	19,161			360,736
Accounts Receivable	518,066	22,584			540,650
Inventory	-	461,003			461,003
Prepayment, deposits and other receivables	8,531,742	150,102			8,681,844
Due from related companies	1,940,670				1,940,670
Due from affiliated companies	3,166,470		(3,166,470)	(a)	-
Deferred tax assets	1,928,186				1,928,186

Total Current Assets	16,426,709	652,850	(3,166,470)	(a)	13,913,089

Property, plant and equipment, net	4,752,192	813,732			5,565,924
Construction in progress	95,309				95,309
Interests in affiliated companies	2,180,947				2,180,947

OTHER ASSET
Goodwill			13,536,657	(b)	13,536,657
Intangibles, net		130,193			130,193
Other Assets		1,709,317			1,709,317
Total other assets:	-	1,839,510	13,536,657		15,376,167

Total Assets	23,455,157	3,306,092	10,370,187	(a)	37,131,436

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Warrant liability	1,179,965				1,179,965
Note payable	27,344				27,344
Accounts payable and accrued expenses	6,923,872	198,096			7,121,968
Other payable	-	3,195,653	(3,195,653)	(a)	-
Accrued liabilities	3,168,841				3,168,841
Due to directors	1,454,372				1,454,372
Due to related companies	1,853,779				1,853,779
Income tax payable	1,794,580				1,794,580

Total Current Liabilities	16,402,753	3,393,749	(3,195,653)	(a)	16,600,849

Long-term liabilities			13,449,000	(b)	13,449,000

MINORITY INTEREST	313,986	-			313,986

Total Liabilities	16,716,739	3,393,749	10,253,347	(a)	30,363,835

STOCKHOLDERS' EQUITY
Contributed capital		96,800	(96,800)	(c)	-
Common stock	107,184		32,199	(b)	139,383
Additional paid-in capital	6,163,731		(32,199)	(b)	6,131,532
Accumulated deficit	(670,851)	(184,344)	184,344	(c)	(670,851)
Accumulated Other comprehensive income	1,138,354	(113)	29,296	(a)(c)	1,167,537

Total Stockholders' Equity	6,738,418	(87,657)	116,840	(a)	6,767,601

Total Liabilities and Stockholders' Equity	23,455,157	3,306,092	10,370,187		37,131,436

(a) These adjustments reflect the payments made by Xinsheng Enviroment and Xinchen Water (China Water Related Party) behalf of the company for  the purchase of machinery, equipment, vehicles and advertising fees for Aba Xinchen Dagu Glacier Spring Co.,Ltd.

(b) The aggregate cost of the acquisition of Aba was approximately $13,450K, consisting of $7.5 million in cash and issuance of 29,750,000 shares of the company's common stock with the par value $0.001 valued at $0.20 per share.  We have allocated the aggregate cost of the acquisition to Aba's net assets based on their estimated fair values.  The excess of the aggregate cost of the acquisition over the nest estimated fair values of the nest assets assumed was recorded to goodwill.  Below is a summary of the preliminary allocation of the aggregate cost of the acquisition.  The final purchase price allocation will depend on the final valuation of the assets acquired and the liabilities assumed.  Consequently, the actual allocation of the purchase could differ from that presented herein.

Aggregate Cost
of the
Acquisition
($ in thousands)
Net assets acquired	(88)
Goodwill	13,538
Total	13,450

(c) Represents the elimination of Aba's historical equity accounts.

China Water Group, Inc.
Unaudited Pro Forma Combined Statements of Operations
For the Twelve Months Ended December 31, 2007

	Historical		Pro Forma
	China Water	Aba	Adjustments	Notes	Combined

SALES	1,554,624	70,760	-		1,625,384

COST OF SALES	1,323,523	47,714	-		1,371,237

GROSS PROFIT	231,101	23,046	-		254,147

EXPENSES
Selling, general and administrative	2,025,922	264,060	-		2,289,982

Total Expenses	2,025,922	264,060	-		2,289,982

INCOME FROM OPERATIONS	(1,794,821)	(241,014)	-		(2,035,835)

OTHER INCOME (EXPENSES)
Other income	174,249				174,249
Interest expense	(1,138)	(257)			(1,395)
Non-operating expense	(292,950)	(1,317)			(294,267)
Share of results in affiliated companies	156,089				156,089

Total Other Income (Expenses)	36,250	(1,574)	-		34,676

INCOME BEFORE PROVISION FOR INCOME TAX	(1,758,571)	(242,588)	-		(2,001,159)

INCOME TAX BENEFIT (EXPENSE)	(217)	80,054	-		79,837

INCOME BEFORE MINORITY INTERESTS	(1,758,788)	(162,534)			(1,921,322)

MINORITY INTERESTS	(34,836)	-	-		(34,836)

NET INCOME	(1,793,624)	(162,534)	-		(1,956,158)

OTHER COMPREHENSIVE INCOME(LOSS)
Foreign currency transalation adjustment	686,965	(5,191)	-		681,774

COMPREHENSIVE INCOME	(1,106,659)	(167,725)	-		(1,274,384)